Exhibit 99.1

ClearSign Technologies Corporation Provides Full Year 2023 Update

TULSA, Okla., April 23, 2024 -- ClearSign Technologies Corporation (Nasdaq: CLIR) (“ClearSign” or the “Company”), an emerging leader in industrial combustion and sensing technologies that improve energy, operational efficiency and safety while dramatically reducing emissions, today provides an update on operations for the year ended December 31, 2023.

“We ended 2023 with some commercial momentum and that has carried into the current year,” said Jim Deller, Ph.D., Chief Executive Officer of ClearSign. “We have been able to deliver and start up our initial boiler burner orders as well as some significant process burner orders. Then just weeks ago, we announced new California BACT emissions thresholds that were set based on the performance of our operational installations, which we believe provides another validating factor for our technology. As a result of these developments we are seeing continued growing interest in our capabilities and subsequent sales opportunities,” concluded Dr. Deller.

Recent strategic and operational highlights during, and subsequent to, the end of the fourth quarter 2023 include:

Company Reported Record Quarter and Full Year Revenue: The Company reported Fourth Quarter Revenue of $1.2 million compared to $50 thousand for the fourth quarter of 2022. The Company reported $2.4 million revenue for the full year 2023 compared to $374 thousand for the comparable period in 2022.

Receives Best Available Control Technology (BACT) Determinations for Single and Multi Process-Burner Heaters: ClearSign’s process burner performance has been assessed as part of the South Coast Air Quality Management District of California (SCAQMD) periodic public participation process to enhance existing Best Available Control Technology (BACT) determinations and its results have contributed to the establishment of new BACT emissions limits for both single and multi-burner configurations.

Announced Successful Start Up of Multi-Burner Heater in California Project: The first eight burner heaters had a successful startup, had independent source testing confirm that the emissions levels are below guarantee, and are now in operation.

Received First Multi-Boiler Burner Purchase: Partner California Boiler received a letter of intent for four boilers to be fitted with the ClearSign Core™ (Rogue) burners as well as the purchase order for the first boiler of the series. California Boiler has in turn placed their order with ClearSign for the first burner.

Announced Public Offering and Concurrent Private Placement of Common Stock and Warrants: The Company raised approximately $9.3 million in gross proceeds from an underwritten public offering and concurrent private placement, which closed on April 23, 2024.

Cash, cash equivalents and short-term investments were approximately $5.6 million as of December 31, 2023.

There were 38,687,061 shares of the Company’s common stock issued and outstanding as of December 31, 2023.

The Company will be hosting a call at 5:00 PM ET today. Investors interested in participating on the live call can dial 1-800i836-8184 within the U.S. or 1-646-357-8785 from abroad. Investors can also access the call online through a listen-only webcast at  https://app.webinar.net/6AKrGbpeXky or on the investor relations section of the Company's website at  http://ir.clearsign.com/overview.

The webcast will be archived on the Company's investor relations website for at least 90 days and a telephonic playback of the conference call will be available by calling 1-888-660-6345 within the U.S. or 1-646-517-4150 from abroad. Conference ID #96370. The telephonic playback will be available for 7 days after the conference call.

About ClearSign Technologies Corporation

ClearSign Technologies Corporation designs and develops products and technologies for the purpose of improving key performance characteristics of industrial and commercial systems, including operational performance, energy efficiency, emission reduction, safety and overall cost-effectiveness. Our patented technologies, embedded in established OEM products as ClearSign Core™ and ClearSign Eye™ and other sensing configurations, enhance the performance of combustion systems and fuel safety systems in a broad range of markets, including the energy (upstream oil production and down-stream refining), commercial/industrial boiler, chemical, petrochemical, transport and power industries. For more information, please visit www.clearsign.com.

Cautionary note on forward-looking statements

All statements in this press release that are not based on historical fact are “forward-looking statements.” You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “would,” “should,” “could,” “may,” “will” or other similar expressions. While management has based any forward-looking statements included in this press release on its current expectations on the Company’s strategy, plans, intentions, performance, or future occurrences or results, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, the Company’s ability to successfully deliver, install, and meet the performance obligations of the Company’s burners in the California and Texas market, and any other markets the Company may sell products in; the Company’s ability to further expand the sale of ultra-low NOx process and boiler burners; the Company’s ability to successfully perform engineering orders; the Company’s ability to successfully develop the 100% hydrogen burner with the Phase 2 grant funding; general business and economic conditions; the performance of management and the Company’s employees; the Company’s ability to obtain financing, competition; whether the Company’s technology will be accepted and adopted and other factors identified in the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission and available at www.sec.gov and other factors that are detailed in the Company’s periodic and current reports available for review at www.sec.gov. Furthermore, the Company operates in a competitive environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intention to, and, except as may be required by law, undertakes no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which the Company hereafter become aware.

For further information:

Investor Relations:

Matthew Selinger

Firm IR Group for ClearSign

+1 415-572-8152

mselinger@firmirgroup.com